As filed with the Securities and Exchange Commission on October 28, 2009

Registration No. 333-141486

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Wyeth
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization) 235 East 42nd Street New York, New York (Address of Principal Executive Offices)	13-2526821 (I.R.S. Employer Identification No.) 10017-5755 (Zip Code)

Matthew Lepore
Wyeth
235 East 42nd Street
New York, New York 10017-5755
(Name and Address of Agent For Service)
(212) 733-2323
(Telephone Number, Including Area Code, of Agent For Service)

(Approximate date of commencement of proposed sale to the public: Not Applicable.)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  [  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  [X]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☐

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DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Amendment”) relates to the Registration Statement on Form S-3, Registration No. 333-141486, (the “Registration Statement”), which was originally filed with the Securities and Exchange Commission on March 22, 2007 and registered an indeterminate amount of debt securities of Wyeth (the “Company”).

On October 15, 2009, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 25, 2009, as amended, by and among the Company, Pfizer Inc. (“Pfizer”) and Wagner Acquisition Corp. (“Merger Sub”), a wholly owned subsidiary of Pfizer, Merger Sub merged with and into the Company, with the Company surviving the merger as a subsidiary of Pfizer.  As a result of the merger, each share of the Company’s common stock, $0.33 1/3 par value per share (the “Common Stock”) (other than shares of restricted stock (which received or are receiving cash consideration pursuant to separate terms of the Merger Agreement), shares of Common Stock held directly or indirectly by the Company or Pfizer (which were cancelled as a result of the merger) and shares with respect to which appraisal rights were properly exercised and not withdrawn) was converted into the right to receive $33.00 in cash and 0.985 of a validly issued, fully paid and non-assessable share of common stock of Pfizer, without interest and less any applicable withholding tax.

As a result of the merger, the Company has terminated any offering of the Company’s securities pursuant to the Registration Statement.  In accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 28th day of October, 2009.

WYETH

By:   /s/ Claire Keyles
Name:  Claire Keyles
Title:     Vice President

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